Morgan Stanley Finance LLC	Free Writing Prospectus to Preliminary Pricing Supplement No. 5,896 Filed pursuant to Rule 433 Registration Statement Nos. 333-275587; 333-275587-01 January 13, 2025
Structured Investments

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to the Energy Select Sector SPDR® Fund due February 2, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlying	Energy Select Sector SPDR® Fund (the “underlying”)
Pricing date*	January 31, 2025
Original issue date*	February 5, 2025*
Principal amount	$1,000 per note
Maturity payment amount (per note)

If the average ending price is greater than the starting price: $1,000 plus:

[$1,000 × average underlying return ×upside participation rate]

If the average ending price is less than or equal to the starting price: $1,000

Maturity date*	February 2, 2029
Average underlying return	The “average underlying return” is the percentage change from the starting price to the average ending price, measured as follows: average ending price – starting price starting price
Starting price	The fund closing price of the underlying on the pricing date
Average ending price	The “average ending price” will be the arithmetic average of the fund closing price of the underlying on the calculation days.
Upside participation return	At least 125% of the principal amount per note, to be determined on the pricing date
Calculation day*

Quarterly, on the 30th of each January, April, July and October, commencing April 2025 and ending January 2029, and the final calculation day, each subject to postponement. We refer to January 30, 2029 as the “final calculation day.”

Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $38.25 for each note it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $27.50 per note, and WFA may receive a distribution expense fee of $0.75 for each note sold by WFA.

CUSIP	61777R4U4
Tax considerations	See preliminary pricing supplement

Hypothetical payout profile

The underlying
The notes
$1,000
Principal amount
Maturity payment amount per note
$2,100
$2,000
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
120%
Percentage change from the starting price to the average ending price

If the average ending price of the underlying is less than or equal to the starting price, you will not receive any positive return on the notes at maturity.

The principal amount of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000 per note. We estimate that the value of each note on the pricing date will be approximately $943.30, or within $43.30 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Notes” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the notes. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the notes.

Preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/895421/000183988225001669/ms5896_424b2-00839.htm

*subject to change

**In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.

The notes have complex features and investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and product supplement. All payments on the notes are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Notes

●You may not receive any positive return on the notes.

●The potential for a positive return on the notes at stated maturity is based on the average performance of the underlying during the term of the notes, which may be less favorable than the performance of the underlying as measured from its starting price to its price at or near stated maturity.

●The market price will be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the notes is not linked to the value of the underlying at any time other than the calculation days.

●Investing in the notes is not equivalent to investing in the underlying or the stocks composing the fund underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the principal amount reduce the economic terms of the notes, cause the estimated value of the notes to be less than the principal amount and will adversely affect secondary market prices.

●The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

●The maturity date may be postponed if the final calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

Risks Relating to the Underlying

●Investing in the notes exposes investors to risks associated with investments with a concentration in the energy sector.

●The performance and market price of the underlying, particularly during periods of market volatility, may not correlate with the performance of the fund underlying index, the performance of the component securities of the fund underlying or the net asset value per share of the underlying.

●Adjustments to the underlying or the fund underlying index could adversely affect the value of the notes.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the underlying.

●Historical prices of the underlying should not be taken as an indication of the future performance of the underlying during the term of the notes.

For more information about the underlying, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

2